                     CERTIFICATE OF DESIGNATIONS, RIGHTS AND
                               PREFERENCES OF THE
                  SERIES B 12.5% VOTING CUMULATIVE CONVERTIBLE
                          PARTICIPATING PREFERRED STOCK

                                       OF

                          OPTICARE HEALTH SYSTEMS, INC.

                       -----------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                      ------------------------------------


     The undersigned, being the President or Secretary of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify, in his capacity as such, that the following resolution has been duly adopted by the board of directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") by the provisions of Article Fourth of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, consisting of 3,500,000 shares, which series shall have the following powers, designations, preferences and relative participating, optional or other rights, and the following qualifications, limitations or restrictions:

     1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated the "Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock" (the "12.5% Preferred Stock") and the number of shares constituting the 12.5% Preferred Stock shall be 3,500,000.

     2. Rank. The 12.5% Preferred Stock shall, with respect to redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution, rank senior to (i) the common stock, par value $0.001 per share, of the Corporation (the "Common Stock"), (ii) each other class and series of stock of the Corporation now issued or outstanding (the "Existing Stock") and (iii) each other class and series of equity securities that may be authorized, issued or outstanding in the future and that by its terms does not rank senior to or on parity with the 12.5% Preferred Stock (together with the Common Stock and Existing Stock, the "Junior Stock").

     3. Dividends.

     (a) The holders of shares of the 12.5% Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, out of funds legally available therefor, dividends in an amount equal to the amount of dividends such holders would receive if such shares of 12.5% Preferred Stock had been converted into Common Stock, on each date on which dividends are declared on Common Stock. Such dividends shall be cumulative and shall be payable on the date specified by the Board of Directors at the time such dividend is declared (the "Dividend Payment Date"), to holders of record as of the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), concurrently as it shall declare and pay dividends to the holders of shares of Common Stock. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of 12.5% Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.

     4. Preference on Liquidation.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or any other transaction referred to in Section 4(b) hereof (a "Liquidity Transaction"), the holders of shares of 12.5% Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any of the shares of Junior Stock, the greater of: (i) an amount in cash for each share of 12.5% Preferred Stock outstanding, equal to $1.40 per share (the "Liquidation Value"), which Liquidation Value shall be increased from the date of original issuance of the 12.5% Preferred Stock (the "Issue Date") to each date of payment of Liquidation Value at the rate of 12.5% per annum compounded annually (such increased Liquidation Value in effect at any time, the "Adjusted Liquidation Value"), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of such payment, or (ii) the cash or other property distributable upon such Liquidity Transaction with respect to the shares of Common Stock into which such shares of 12.5% Preferred Stock (plus all accrued unpaid dividends) could have been converted immediately prior to such payment. If the assets of the Corporation, or the proceeds thereof, are not sufficient to pay in full the aggregate amount payable to the holders of outstanding shares of the 12.5% Preferred Stock pursuant to the terms of the preceding sentence, then the holders of all such shares shall share ratably in such distribution of assets, or the proceeds thereof, in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of 12.5% Preferred Stock are entitled were paid in full.

     (b) For the purposes of this Section 4, any sale, lease, conveyance, exchange, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or any consolidation or merger of the Corporation with any one or more other entities, or any other business combination or acquisition transaction (other than a capital reorganization or reclassification transaction described in clause (x) of Section 6(g)), shall be deemed to be a Liquidity Transaction.

     5. Voting Rights. Each holder of shares of 12.5% Preferred Stock shall be entitled to vote in the same manner and with the same effect as the holders of the Common Stock on all matters to be voted on by the holders of the Common Stock. Except as otherwise expressly provided herein or as otherwise required by law, each holder of shares of 12.5% Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of 12.5% Preferred Stock (plus the accrued unpaid dividends) of such holder could be converted pursuant to the provisions of Section 6 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein or as otherwise required by law, the holders of 12.5% Preferred Stock and any other voting stock shall vote together and not as separate classes.

     6. Conversion Rights.

     (a) The shares of 12.5% Preferred Stock shall be convertible (in whole or in part) at the option of the holder thereof on the terms and conditions set forth in this Section 6, at any time, upon surrender to the Corporation of the certificate or certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the then-current Adjusted Liquidation Value of the 12.5% Preferred Stock to be converted divided by a conversion price (as adjusted as hereinafter provided, the "Conversion Price") which initially shall be $0.14.

     (b) Conversion of the 12.5% Preferred Stock as permitted by Section 6(a) hereof may be effected by any holder of shares of 12.5% Preferred Stock upon the surrender to the Corporation at its principal office or at such other office or agency maintained by the Corporation for that purpose of the certificate for the 12.5% Preferred Stock to be converted accompanied by a written notice substantially in the form of Exhibit A attached hereto, stating that such holder elects to convert all such shares in accordance with the provisions of this
Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will pay any and all issue transfer and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of 12.5% Preferred Stock pursuant hereto (except taxes payable because the Common Stock is issued in a new name). As promptly as practicable, and in any event within ten (10) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of 12.5% Preferred Stock being converted shall be entitled, and (ii) payment of all amounts to which a holder is entitled pursuant to Sections 6(c) and 6(e) hereof. Such conversion shall be deemed to have been made at the close of business on the Business Day of giving of such notice and of such surrender of the certificate or certificates representing the shares of 12.5% Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and cash in accordance herewith, and the Person (as hereinafter defined) entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     (c) The Conversion Price shall be subject to adjustment for certain events as hereinafter provided. Upon conversion of any shares of 12.5% Preferred Stock, the holder thereof shall be entitled to receive in cash all accrued unpaid dividends declared by the Board of Directors payable up to and including the date fixed for conversion.

     (d) The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the 12.5% Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of 12.5% Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of 12.5% Preferred Stock.

     (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of 12.5% Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of 12.5% Preferred Stock based upon the total number of shares surrendered for conversion by such holder at such time, the number of shares of Common Stock to be issued shall be rounded upward to the next higher number of whole shares. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the Adjusted Liquidation Value of the shares of 12.5% Preferred Stock so surrendered.

     (f) The Conversion Price shall be subject to adjustment as follows:

          (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price shall be adjusted so that the holder of any shares of 12.5% Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of 12.5% Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this
     Section 6(f)(i) shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; provided, however, that an adjustment made pursuant to this Section 6(f)(i) shall be reversed if such dividend or distribution is not paid or made and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively.

          (ii) Except as hereinafter provided, in case the Corporation shall at any time after the date hereof issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then, and thereafter successively upon each such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale shall forthwith be reduced to the price (calculated to the nearest cent) determined by dividing (1) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the then existing

     Conversion Price, and (bb) the consideration, if any, received by the Corporation upon such issuance or sale, by (2) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

     For the purposes of any computation to be made in accordance with the provisions of this paragraph (ii), the following, subject to paragraph
     (iii) below, shall be applicable:

               (A) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price) before deducting therefrom any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of such shares;

               (B) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be other than cash (other than as a dividend or other distribution on any shares of Common Stock of the Corporation or to the extent of conversion, exchange or exercise of other securities of the Corporation or upon acquisition of the assets or securities of another company or upon merger or consolidation with another entity), the amount of consideration therefor other than cash shall be the fair market value of such consideration as of the date of the issuance or sale of the shares of Common Stock, as determined in good faith by the Board, irrespective of any accounting treatment. The reclassification of securities other than Common Stock into Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock;

               (C) In case of the issuance of shares of Common Stock upon conversion, exchange or exercise of any Derivative Securities (as hereinafter defined) (other than upon conversion of 12.5% Preferred Stock), the amount of consideration received by the Corporation for such shares of Common Stock shall be deemed to be the sum of (x) the amount of the consideration received by the Corporation upon the original issuance of such Derivative Securities plus (y) the consideration, if any, other than such Derivative Securities, received by the Corporation upon such conversion, exchange or exercise. The amount of the consideration received by the Corporation upon the original issuance of the Derivative Securities so converted, exchanged or exercised and the amount of the consideration, if any, other than such Derivative Securities received by the Corporation upon such conversion, exchange or exercise shall be determined in the same manner provided in subparagraphs (A) and (B) above with respect to the consideration received by the Corporation in case of the issuance of shares of Common Stock; if such Derivative Securities shall have been issued as a dividend upon any securities of the Corporation, the amount of the consideration received by the Corporation upon the original issuance thereof shall be deemed to be zero. In case of the issuance of shares of Common Stock upon conversion of 12.5% Preferred Stock, the Corporation shall be deemed to have received the Conversion Price then in effect as the consideration for each share of Common Stock so issued;

               (D) Shares of Common Stock issued by way of dividend or other distribution on any securities of the Corporation shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of security holders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration. Shares of Common Stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue; and

               (E) No adjustment shall be made to the Conversion Price then in effect in case of the issuance of shares of Common Stock upon conversion, exchange or exercise of any Derivative Securities for which an adjustment in the Conversion Price has previously been made in accordance with Section 6(f)(iii).

          (iii) Options and Warrants. In case the Corporation shall after the Issue Date issue to all holders of its Common Stock, Derivative Securities having a conversion price or exercise price below the then-current Conversion Price, the Conversion Price shall be reduced to equal the price determined by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the record date or date of issuance of such shares (without giving effect to any such issuance) and (y) the number of shares of Common Stock which the aggregate consideration received or receivable by the Corporation for the total number of shares of Common Stock (or convertible or exchangeable securities or warrants, rights or options) would purchase at the Conversion Price then in effect and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on such record date or date of issuance and (B) the number of shares of Common Stock issued (or into which such convertible or exchangeable securities or warrants, rights or options may be converted, exchanged or exercised).

          (iv) Upon the expiration of any rights, options, warrants or convertible or exchangeable securities issued by the Corporation which caused a reduction to the Conversion Price pursuant to Section 6(f)(iii) hereof, if any thereof shall not have been exercised, then the Conversion Price shall be increased by the amount of the initial reduction of the Conversion Price pursuant to such Section in respect of such expired rights, options, warrants or convertible or exchangeable securities.

          (v) Stock Dividend. In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including without limitation any distribution of stock or other securities, evidences of indebtedness, property or assets or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries) on its Common Stock (other than (A) dividends or distributions of shares of Common Stock referred to in Section 6(f)(i) hereof, or (B) dividends and distributions, referred to in Section 6(f)(iii) hereof) (any of the foregoing other than the items specified in clauses (A) or (B) referred to as "Securities or Assets"), then and in each such case, the Corporation shall reserve shares or other units of such Securities or Assets for distribution to the holders of the 12.5% Preferred Stock upon the conversion of the shares of 12.5% Preferred Stock and otherwise make adequate provision so that any such holder converting shares of 12.5% Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities or Assets which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of 12.5% Preferred Stock into Common Stock.

          (vi) For purposes of this Section 6(f), the number of shares of 12.5% Preferred Stock at any time outstanding shall not include any shares of 12.5% Preferred Stock then owned or held by or for the account of the Corporation.

          (vii) Notwithstanding the foregoing, no adjustment to the Conversion Price shall be required as a result of any issuance of shares of Common Stock pursuant to (A) the conversion of shares of 12.5% Preferred Stock into Common Stock, (B) the conversion of any other shares of preferred stock outstanding on the date on which the Certificate of Designation for the 12.5% Preferred Stock is first filed with the Secretary of State of Delaware (the "Filing Date"), (C) the exercise of any warrants or options outstanding on the Filing Date, or (D) the exercise of stock options granted from time to time after the Filing Date pursuant to the terms of the Company's Amended and Restated 1999 Employee Stock Purchase Plan as approved by the stockholders of the Company or the Company's 2000 Professional Employee Stock Purchase Plan or Performance Stock Program as in effect of the date this certificate of designation is filed.

     (g) In case of (x) any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification to which Section 6(f)(i) hereof shall apply), or (y) any merger or consolidation of the Corporation with or into another Person, or (z) any sale or conveyance to another Person of all or substantially all of the assets of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of 12.5% Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of 12.5% Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).

     Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as hereinafter defined) shall agree that the shares of 12.5% Preferred Stock shall be treated as provided in the first paragraph of this Section 6(g) and the agreements governing such Transaction shall so provide, and (ii) the Surviving Person thereof shall assume, by written instrument the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

     (h) In any case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 6 with respect to rights and interests thereafter of the holders of shares of 12.5% Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of 12.5% Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities (other than the Common Stock) and property deliverable upon conversion of the shares of 12.5% Preferred Stock remaining outstanding with such adjustments in the Conversion Price and such other adjustments in the provisions hereof as the Board of Directors shall in good faith determine to be appropriate. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     (i) If the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any Transaction, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 10 days prior written notice to the holders of 12.5% Preferred Stock by first-class mail, postage prepaid, to each holder at its address as it appears in the records of the Corporation of the earlier of the dates on which (i) the books of the Corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such Transaction, dissolution, liquidation or winding up shall take place. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

     (j) Upon the occurrence of any event specified in Section 6(f) hereof that would result in any adjustment of the Conversion Price, then, and in each such case, the Corporation shall promptly deliver by first-class mail, postage prepaid, to each holder of shares of 12.5% Preferred Stock at its address as it appears in the records of the Corporation, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant

Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the conversion rate then in effect following such adjustment. Where appropriate, such notice to the holders of 12.5% Preferred Stock may be given in advance and included as part of the notice required pursuant to Section 6(i) hereof.

     7. Redemption.

     (a) Optional Redemption. The Corporation shall have the right to redeem the outstanding 12.5% Preferred Stock, in whole or in part, at any time and from time to time, after the Issue Date, in accordance with Section 7(d), by paying the holders thereof the Redemption Price for such shares as determined by
Section 7(c), so long as at the time of such redemption the Corporation has no outstanding Indebtedness.

     (b) Mandatory Redemption. The Corporation shall redeem all outstanding and unconverted 12.5% Preferred Stock on December 31, 2008, in accordance with
Section 7(d), out of funds legally available therefor, by paying the holders thereof the redemption price for such shares as determined by Section 7(c).

     (c) The redemption price for each outstanding share of 12.5% Preferred Stock (the "Redemption Price") on any Redemption Date (as defined in Section 7(d) below) will be equal to the greater of: (i) an amount in cash equal to the then-current Adjusted Liquidation Value plus all accrued but unpaid dividends thereon to the Redemption Date, or (ii) the amount of cash or other property due per share of 12.5% Preferred Stock if all outstanding shares of the 12.5% Preferred Stock (plus accrued unpaid dividends) were converted at such time into Common Stock and the Corporation were to liquidate in accordance with Section 4 hereof.

     (d) Notice of Redemption. If any shares of 12.5% Preferred Stock are to be redeemed pursuant to Section 7(a) or 7(b) hereof, notice thereof (the "Redemption Notice") shall be sent at least 30 and not more than 60 days prior to the date fixed for redemption (the "Redemption Date") to each holder of record whose 12.5% Preferred Stock is to be redeemed, by first class mail, postage pre-paid, to such holder at such holder's address as the same shall appear on the books of the Corporation. The Redemption Notice shall state (a) the Redemption Date, (b) the redemption price, (c) the then-current Conversion Price, (d) that the shares called for redemption may be converted at any time before the close of business on the Business Day preceding the Redemption Date,
(e) that holders who want to convert shares of 12.5% Preferred Stock must satisfy the requirements of Section 6(b) hereof, (f) the place at which certificates for shares of 12.5% Preferred Stock called for redemption must be surrendered to collect the redemption price, (g) that dividends on shares of 12.5% Preferred Stock called for redemption cease to accrue at the close of the last day of business prior to the Redemption Date and (h) the Section of this Certificate of Designation, Voting Powers, Preferences and Rights pursuant to which they are to be redeemed. Each holder of 12.5% Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares in accordance with the Redemption Notice. If the funds of the Corporation legally available for redemption of the 12.5% Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of such stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares among the holders of such shares to be redeemed. The shares of 12.5% Preferred Stock not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein until redeemed.

     (e) Partial Redemption. If less than all of the outstanding shares of 12.5% Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata in a manner fixed by the Board of Directors. --- ----

     (f) Rights Upon Redemption On or after the Redemption Date, each holder of shares of 12.5% Preferred Stock that were called for redemption shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in the Redemption Notice and thereupon the Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price pursuant to the Redemption Notice, all dividends on the 12.5% Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of 12.5% Preferred Stock redeemed, purchased or otherwise acquired by the Corporation thereafter shall be cancelled and returned to the status of authorized and unissued preferred stock.

     (g) Transfer Books. To facilitate the redemption of any shares of 12.5% Preferred Stock, the Board of Directors is authorized to cause the transfer books for such 12.5% Preferred Stock to be closed as to the shares to be redeemed, unless the rules of any national securities exchange or automated quotation system on which the 12.5% Preferred Stock may be listed or quoted prohibit the closing of such transfer books.

     8. No Preemptive Rights. No holder of 12.5% Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof.

     9. Certain Restrictions. So long as any 12.5% Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of two-thirds of the then outstanding shares of 12.5% Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of the outstanding Junior Stock of the Corporation, (ii) issue any class or series of any class of capital stock which ranks prior to or on a parity with the 12.5% Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation, (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the 12.5% Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the preferences or rights of the 12.5% Preferred Stock or (iv) amend the Corporation's Certificate of Incorporation in a manner that would adversely affect the holders of the 12.5% Preferred Stock.

     10. Protection of 12.5% Preferred Stock Rights. Any holder of 12.5% Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights,

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

whether for the specific enforcement of any provision herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     11. Cancellation of Designated Shares. Upon (i) payment of the Adjusted Liquidation Value with respect to any outstanding share of 12.5% Preferred Stock pursuant to Section 4 hereof, (ii) redemption of any outstanding share of 12.5% Preferred Stock pursuant to Section 7 hereof or (iii) conversion of any outstanding share of 12.5% Preferred Stock pursuant to Section 6 hereof, as applicable, such share shall be automatically cancelled and shall no longer be designated as a share of 12.5% Preferred Stock and shall thereafter be available for issuance as an undesignated share of Preferred Stock until designated in accordance with the Certificate of Incorporation and applicable law.

     12. Certain Definitions.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized to be closed.

     "Derivative Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the 12.5% Preferred Stock) or other securities that are convertible into or exercisable or exchangeable for, with or without payment of additional consideration, shares of Common Stock, and any warrants, options or other rights to subscribe for, purchase or otherwise acquire, any shares of Common Stock.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Indebtedness" shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of real property or other assets, in each instance in excess of $25,000 (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments other than instruments issued to trade creditors in the ordinary course of business, (iii) all Guaranteed Indebtedness of such Person, and (iv) all Indebtedness referred to in clause (i), (ii) and (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Person" means an individual, corporation, partnership, limited liability company, trust, association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Surviving Person" means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the 12.5% Common Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other Person or the right to receive cash of any other property.

                  [Remainder of Page Intentionally Left Blank]

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




         IN WITNESS WHEREOF, this Certificate is signed as of the _____ day of ___________, 2001.

                                             OPTICARE HEALTH SYSTEMS, INC.


                                             ---------------------------------
                                             Name:
                                             Title:



Attest:


      --------------------------------
      Name:
      Title:


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


                                                                       EXHIBIT A

                                                [To Certificate of Designations]

                              NOTICE OF CONVERSION

          (To Be Executed By The Registered Holder In Order to Convert
                  Shares of 12.5% Voting Cumulative Convertible
                         Participating Preferred Stock)

     The undersigned hereby irrevocably elects to convert _______ shares of the 12.5% Voting Cumulative Convertible Participating Preferred Stock, par value $0.001 per share (the "12.5% Preferred Stock"), of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), into shares of common stock of the Corporation, par value $0.001 per share (the "Common Stock"), in accordance with the terms and conditions set forth in the Certificate of Designations relating to the 12.5% Preferred Stock. The certificate(s) representing the Common Stock should be issued in the name(s) of ______________________________.


                                                   ----------------------------
                                                   Signature


                                                   ----------------------------

                                                   ----------------------------
                                                   Address

Dated:  ______________ ___, _____.


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